Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Love & Health Limited (the “Company”) on Form S-1 of our report dated November 29, 2023 with respect to our audit of the Company’s financial statements as of October 25, 2023 and for the period from October 3, 2023 (inception) to October 25, 2023, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP
Irvine, California
February 23, 2024